Exhibit 99.1

The European Commission decision on online shopping: the other side of the story

When you shop online, you want to find the products you’re looking for quickly and easily. And advertisers want to promote those same products. That’s why Google shows shopping ads, connecting our users with thousands of advertisers, large and small, in ways that are useful for both.

We believe the European Commission’s online shopping decision underestimates the value of those kinds of fast and easy connections. While some comparison shopping sites naturally want Google to show them more prominently, our data show that people usually prefer links that take them directly to the products they want, not to websites where they have to repeat their searches.

We think our current shopping results are useful and are a much-improved version of the text-only ads we showed a decade ago. Showing ads that include pictures, ratings, and prices benefits us, our advertisers, and most of all, our users. And we show them only when your feedback tells us they are relevant. Thousands of European merchants use these ads to compete with larger companies like Amazon and eBay.

When the Commission asks why some comparison websites have not done as well as others, we think it should consider the many sites that have grown in this period—including platforms like Amazon and eBay. With its comparison tools, reviews, millions of retailers, and vast range of products from sneakers to groceries, Amazon is a formidable competitor and has become the first port of call for product searches. And as Amazon has grown, it’s natural that some comparison services have proven less popular than others. We compete with Amazon and other sites for shopping-related searches by showing ever more useful product information.

When you use Google to search for products, we try to give you what you’re looking for. Our ability to do that well isn’t favoring ourselves, or any particular site or seller—it’s the result of hard work and constant innovation, based on user feedback.

Given the evidence, we respectfully disagree with the conclusions announced today. We will review the Commission’s decision in detail as we consider an appeal, and we look forward to continuing to make our case.

Posted by Kent Walker, SVP and General Counsel